EXHIBIT 16

ARTHUR ANDERSEN LLP

45 South Seventh Street

Minneapolis MN 55402 2800

Tel 612 332 1111

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 10, 2002

Dear Sir/Madam,

The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years.  Those individuals are no longer with Arthur Andersen LLP.  We have read the first three paragraphs of Item 4 included in the Form 8-K dated June 10, 2002 of Rural Cellular Corporation filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc: Wesley E. Schultz, Executive Vice President and Chief Financial Officer